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                                                                     Exhibit 3.1

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            STRIDE & ASSOCIATES, INC.


         STRIDE & ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Stride & Associates, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 7, 1994.

         2. This Second Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the First Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 3, 1998, as heretofore amended, and (i) was duly adopted by the Board of Directors in accordance with the provisions of
Section 245 of the Delaware General Corporation Law (the "DGCL"), (ii) was declared by the Board of Directors to be advisable and in the best interests of the Corporation and was directed by the Board of Directors to be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with Section 242 of the DGCL and (iii) was duly adopted by a stockholder consent in lieu of a meeting of the stockholders, with the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and the holders of a majority of the outstanding shares of the Company's Series A Convertible Participating Preferred Stock, par value $.01 per share (the "Series A Convertible Preferred Stock"), in addition to the holders of a majority of the outstanding shares of Common Stock and Series A Convertible Preferred Stock (on an as converted basis) voting as a single class, consenting to the adoption of this Second Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the First Amended and Restated Certificate of Incorporation, as amended, such holders being all of the holders of the Corporation's capital stock entitled to vote thereon.

         3. The text of the First Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

                                    ARTICLE I

         The name of the Corporation is Stride & Associates, Inc.



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                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV
                                  CAPITAL STOCK

         A.       NUMBER OF SHARES.

         The total number of shares of capital stock which the Corporation shall have the authority to issue is 55,000,000 shares, of which 5,000,000 shares shall be preferred stock, par value $.01 per share (the "Preferred Stock") and 50,000,000 shares shall be common stock, par value $.01 per share (the "Common Stock"). As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights, preferences and powers as between the different series of Preferred Stock in the manner hereinafter set forth in this
Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the fullest extent permitted by law.

         B.       COMMON STOCK.

         Subject to all of the rights, powers and preferences of the Preferred Stock, and except as provided by law or in this Article IV (or in any certificate of designation of any series of Preferred Stock):

                           (a) the holders of the Common Stock shall have the
exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote;

                           (b) dividends may be declared and paid or set apart
for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and


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                           (c) upon the voluntary or involuntary liquidation,
dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

         C.       PREFERRED STOCK.

         Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Any action by the Board of Directors or any authorized committee thereof under this Section C of this Article IV shall require the affirmative vote of a majority of the directors then in office or a majority of the members of such committee. The Board of Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of Preferred Stock to the fullest extent permitted by law:

                           (a) The distinctive serial designation and the number
of shares constituting such series;

                           (b) The dividend rates or the amount of dividends to
be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

                           (c) The voting powers, full or limited, if any, of
the shares of such series;

                           (d) Whether the shares of such series shall be
redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

                           (e) The amount or amounts payable upon the shares of
such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                           (f) Whether the shares of such series shall be
entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;


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                           (g) Whether the shares of such series shall be
convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                           (h) The price or other consideration for which the
shares of such series shall be issued;

                           (i) Whether the shares of such series which are
redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

                           (j) Such other powers, preferences, rights,
qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

         D.       DESIGNATED PREFERRED STOCK.

                  1. DESIGNATION AND AMOUNT. The Corporation shall designate 24,802.5 shares of Preferred Stock as Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), and 24,802.5 shares of Preferred Stock as Series B Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock" and, together with the Series A Preferred Stock the "Designated Preferred Stock"). The Designated Preferred Stock shall have the preferences, limitations and rights set forth below.

                  2.       DIVIDENDS.

                           (a) DIVIDENDS. The Corporation shall pay dividends on
the Designated Preferred Stock, when and as declared by the Board of Directors, at the per-annum rate of 9.0% of the Base Liquidation Amount (as herein defined) thereof. To the extent not paid, dividends shall cumulate and compound annually. Upon conversion of the Series A Preferred Stock as herein provided, any dividends which have cumulated and not been paid with respect to the Series A Preferred Stock shall attach to the Series B Preferred Stock into which such Series A Preferred Stock is convertible, and thereafter shall be payable with respect to such Series B Preferred Stock.

                           (b) LIMITATION ON RESTRICTIONS. The Corporation shall
not, and shall not permit any Subsidiaries to, agree to any provision in any agreement (other than any agreement executed in connection with a senior loan from a bank or other financial institution (a "Senior Loan Agreement") which would prohibit or impose any material restrictions on the Corporation's right to make any mandatory redemption of the Designated Preferred Stock.

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                           (c) RESTRICTIONS. The Corporation may not, without
the consent of holders of a majority in number of the shares each of the Series A and Series B of Preferred Stock outstanding, declare or pay a dividend, in cash or in kind, on any share of capital stock other than Designated Preferred Stock (other than any dividends permitted under the Securities Purchase and Redemption Agreement pursuant to which the Series A Preferred Stock was issued (the "Purchase Agreement")). In the event the holders of the Series A Preferred Stock consent to the payment of a dividend to holders of Common Stock, concurrently with the payment of a dividend to holders of Common Stock there shall be paid a dividend to holders of Series A Preferred Stock in an amount equal to that which would have been paid to them had they held the shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to the record date for payment of such dividends.

               3. LIQUIDATION, DISSOLUTION, WINDING UP OR OTHER LIQUIDITY EVENT.

                           (a) TREATMENT AT LIQUIDATION, DISSOLUTION AND WINDING
UP. In the event of a Liquidity Event (as herein defined), before any distribution or payment may be made with respect to the Common Stock or any other series or class of capital stock ranking on liquidation junior to the Designated Preferred Stock, holders of each share of Designated Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount in cash equal to (x) in the case of the Series A Preferred Stock, an amount equal to the sum of (i) $1,209.56 per share of Preferred Stock (the "Base Liquidation Amount") (which amount, together with the other share and per share numbers used herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the class or series of stock in question), plus (ii) $260.57 per share of Preferred Stock, plus (iii) all accumulated and unpaid dividends, plus (iv) the amount which would have been payable with respect to the shares of, Common Stock issuable upon conversion of such shares of Series A Preferred Stock had such Series A Preferred Stock been converted into shares of Series B Preferred Stock and Common Stock immediately prior to such Liquidity Event (collectively, the "Series A Liquidation Amount"), and (y) in the case of the Series B Preferred Stock, an amount equal to the sum of (i) the Base Liquidation Amount per share of Series B Preferred Stock, (ii) $260.57 per share of Preferred Stock, plus
(iii) all accumulated and unpaid dividends (collectively, the "Series B Liquidation Amount" and, together with the Series A Liquidation Amount, the "Liquidation Amount"). The term "Liquidity Event" shall mean any one or more of the following: (i) a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary; (ii) a sale, merger or similar transaction involving the Corporation, as the result of which those persons who held 100% of the voting stock of the Corporation immediately prior to such transaction do not hold more than 50% of the voting stock of the Corporation (or the surviving or resulting entity) after giving effect to such transaction; (iii) the sale of all or substantially all of the assets of the Corporation; or (iv) consummation of the first sale of securities of the Corporation pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Initial Public Offering").


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         If upon any such Liquidity Event the assets of the Corporation available for distribution to its shareholders shall be insufficient to permit payment to the holders of the Designated Preferred Stock of the full Liquidation Amount to which they are entitled to be paid, the holders of shares of Designated Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the shares of Designated Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

         After the payment of the Liquidation Amount shall have been made in full to the holders of the Designated Preferred Stock, the holders of the Designated Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

                           (b) DISTRIBUTIONS IN CASH. The Liquidation Amount
shall in all events be paid in cash.

                  4. VOTING POWER. Except as otherwise expressly provided in Section D.7 of this Article IV, or as required by law, the holders of the Designated Preferred Stock shall not be entitled to vote on any corporate matters.

                  5. CONVERSION OF SERIES A PREFERRED STOCK. Each share of Series A Preferred Stock may, at any time at the election of the holder thereof, be converted into (i) one share of Series B Preferred Stock and (ii) 0.0016127 shares of Common Stock. Any holder of Series A Preferred Stock who wishes to exercise such right of conversion shall give written notice thereof to the Corporation, setting forth the number of shares of Series A Preferred Stock to be converted, and shall exchange with the Corporation its certificates evidencing shares of Series A Preferred Stock for certificates evidencing the shares of Series B Preferred Stock and Common Stock issuable upon conversion thereof. Once a holder of Series A Preferred Stock has given notice of his intent to convert, it shall be deemed to have effected such conversion and shall be deemed to be the record holder of the Series B Preferred Stock and, Common Stock, issuable upon such conversion; provided, however, that if such holder has elected to convert in connection with a proposed Liquidity Event, and such Liquidity Event is not consummated, such election to convert may be rescinded.

                  6.       REDEMPTION.

                           (a) NO REDEMPTION OF SERIES A PREFERRED STOCK. Except
as otherwise provided in Section D.6(c) of this Article IV, the shares of Series A Preferred Stock shall not be redeemable; provided that upon a Liquidity Event holders of Series A Preferred Stock shall be entitled to receive the Series A Liquidation Amount as provided in Section D.3 of this Article IV.


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                           (b) OPTIONAL REDEMPTION OF DESIGNATED PREFERRED STOCK
BY HOLDERS UPON A LIQUIDITY EVENT. In the event of a Liquidity Event, the holders of a majority of the Series B Preferred Stock may, at their election, require the Corporation to redeem all (and not less than all, other than pursuant to Section D.6(d) of this Article IV) of the Series B Preferred Stock. The Corporation shall give the holders of the Designated Preferred Stock thirty
(30) days' written notice of the pendency of a transaction constituting a Liquidity Event. Such notice shall be mailed by the Corporation, postage prepaid, to each holder of record of Designated Preferred Stock at its address shown on the records of the Corporation. If the holders of a majority of the Series B Preferred Stock elect to require the redemption of their Preferred Stock, they shall so notify the Corporation in writing within fifteen (15) days of receipt of the Corporation's notice of the Liquidity Event and specify that all shares of Preferred Stock be redeemed. The holders' election to require the redemption of the Series B Preferred Stock will be contingent upon the consummation of the Liquidity Event. The Corporation will be required to redeem the shares of Series B Preferred Stock concurrently with the closing of the event constituting the Liquidity Event at the Series B Liquidation Amount. In the event of a Liquidity Event, the Company may, by notice to the Holders of Series B Preferred Stock at least ten (10) days prior to such Liquidity Event, elect to redeem all, but not less than all, shares of Series B Preferred Stock then outstanding.

                           (c) AUTOMATIC REDEMPTION. Immediately upon and as of
the closing of the Initial Public Offering, the Corporation shall redeem all (and not less than all) of the outstanding shares of Designated Preferred Stock at the Liquidation Amount; provided that with respect to the Series A Preferred Stock, the Company shall issue the shares of Common Stock into which shares are convertible in lieu of the payment otherwise required under Section D.3(a)(x)(iv) of this Article IV.

                           (d) REDEMPTION PROHIBITED. In the event the
Corporation is obligated to redeem shares of Designated Preferred Stock hereunder, but the Corporation is prohibited under the General Corporation Law of the State of Delaware or under a Senior Loan Agreement from redeeming such shares, then it shall redeem to the maximum permitted extent such shares on a pro-rata basis among the holders of Designated Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder and shall redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the General Corporation Law of the State of Delaware or under a Senior Loan Agreement. Any shares of Designated Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to Section D.6 of this Article IV, then during the period from the date on which the Corporation was obligated to redeem shares of Designated Preferred Stock through the date on which such shares are redeemed, the dividend rate on such shares shall, notwithstanding anything to the contrary herein, be increased to 12% per annum, compounded annually, which dividend rate shall be subject to additional increases of 1% per annum every six months thereafter until the Liquidation Amount (as so increased) is paid in full, subject to a maximum dividend rate of 15% per annum.

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                           (e) SURRENDER OF CERTIFICATES. Each holder of shares
of Designated Preferred Stock to be redeemed under this Section D.6 of this
Article IV shall surrender the certificate or certificates representing such shares to the Corporation at its principal office, and thereupon the Liquidation Amount shall be paid to the order of the person whose name appears on such certificate or certificates.

                  7.       RESTRICTIONS AND LIMITATIONS.

                           (a) CORPORATE ACTION. Except as expressly provided
herein or as required by law, so long as any shares of Designated Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity of which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting securities, other than directors' qualifying shares) to, without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of each of the Series A and Series B Preferred Stock, voting as separate classes:

                           (i) redeem, purchase or otherwise acquire for value
(or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend or other distribution with respect to, any shares of capital stock, except as required or permitted under the terms of the Designated Preferred Stock or the redemption, purchase or other acquisition in connection with an employee benefit plan;

                           (ii) authorize or issue, or obligate itself to
authorize or issue, additional shares of Designated Preferred Stock;

                           (iii) authorize or issue, or obligate itself to
authorize or issue, any equity security senior to or on parity with the Designated Preferred Stock as to liquidation preferences, redemption rights or dividend rights;

                           (iv) merge or consolidate with any other corporation,
or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or consent to any liquidation, dissolution or winding up of the Corporation, or permit any subsidiary to do any of the foregoing, EXCEPT for (1) the merger or consolidation of any wholly-owned subsidiary into any other wholly-owned subsidiary or the Corporation; (2) the transfer by any wholly-owned subsidiary of assets to another wholly-owned subsidiary or to the Corporation; or

                           (v) amend, restate, modify or alter the by-laws of
the Corporation in any way which adversely affects the rights of the holders of the Designated Preferred Stock.


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                           (b) AMENDMENTS TO CHARTER. The Corporation shall not
amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Designated Preferred Stock, voting together as a separate class, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Designated Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Designated Preferred Stock, voting as a separate class, if such amendment would:

                           (i) change the relative seniority rights of the
holders of Designated Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Designated Preferred Stock;

                           (ii) reduce the amount payable to the holders of
Designated Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Designated Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Designated Preferred Stock;

                           (iii) cancel or modify the redemption rights of the
holders of the Designated Preferred Stock provided for in Section D.6 of this
Article IV; or

                           (iv) cancel or modify the rights of the holders of
the Designated Preferred Stock provided for in this Section D.7 of this Article IV.

                  8.       NOTICES OF RECORD DATE.  In the event of

                           (a) any taking by the Corporation of a record of the
holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                           (b) any capital reorganization of the Corporation,
any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person; or

                           (c) any voluntary or involuntary dissolution,
liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Designated Preferred Stock a notice specifying (i) the date on which

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any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

                  9. NO REISSUANCE OF DESIGNATED PREFERRED STOCK. No share or shares of Designated Preferred Stock acquired by the Corporation by reason of conversion, redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Designated Preferred Stock accordingly.

                  10. WAIVER. The holders of a majority of the then outstanding shares of any series of Designated Preferred Stock may, at any time upon written notice to the Corporation waive any of the provisions herein for the benefit of all holders of such series of Designated Preferred Stock.

                                    ARTICLE V
                                    EXISTENCE

         The Corporation shall have perpetual existence.


                                   ARTICLE VI
                                     BYLAWS

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.


                                   ARTICLE VII
                      MEETINGS; BOOKS AND ELECTION OF BOARD

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

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                                  ARTICLE VIII
                             LIMITATION OF LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this First Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VIII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

                                   ARTICLE IX
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend or repeal this First Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this First Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                      *****


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         THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is
executed as of this 17th day of March, 1999.

                                               STRIDE & ASSOCIATES, INC.



                                              By: /s/ Michael C. Robichaud
                                                  ------------------------------
                                                  Name:
                                                  Title:




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